Exhibit 99.3

Pro Forma Consolidated Condensed Financial Statements (Unaudited)

The following unaudited pro forma consolidated condensed financial statements were prepared using the historical financial statements of Hirsch International Corp. (“Hirsch”) and US Graphic Arts, Inc. (“U.S. Graphics”). Hirsch acquired 80% of the outstanding equity interest in U.S. Graphics in August 2008. This information should be read in conjunction with, and is qualified in its entirety by, the financial statements and related notes of Hirsch and U.S. Graphics.

The accompanying unaudited pro forma consolidated condensed financial statements give pro forma effect to Hirsch’s acquisition of U.S. Graphic’s stock. Total purchase consideration of $10,000 (excluding $200,000 of transaction fees and expenses) consisted of the assumption of $3.4 million of U.S. Graphic’s indebtedness. The $10,000 cash portion of the purchase consideration and $200,000 in transaction fees and expenses were financed from cash reserves of Hirsch.

The acquisition will be accounted for under the purchase method of accounting. Accordingly, the amount of the consideration paid is allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The unaudited pro forma consolidated condensed financial statements reflect the preliminary allocation of the excess of such consideration paid over net assets acquired to goodwill and certain identifiable intangible assets, (including trade name and customer relationships) with an estimated weighted average life of 3 years. The final purchase price allocation may be adjusted upon completion of the final valuation study and may differ materially from the information presented herein.

The following is a summary of the preliminary purchase price allocation as of August 4, 2008 (in thousands):

Purchase Price Paid

Cash	$10
Direct acquisition costs	200
Liabilities assumed	3,356
3,566

Less: tangible assets acquired	(2,926)

$640
Allocation of Purchase Price:

Increase in fair value of inventory	$80
Intangible assets	240
Long term deferred tax liability	(109)
Goodwill	429

Total Purchase price	$640

The unaudited pro forma consolidated condensed balance sheet as of June 30, 2008 has been prepared as if the acquisition of U.S. Graphics occurred on June 30, 2008. The unaudited pro forma consolidated condensed statements of operations for the six months ended June 30, 2008 and the year ended December 31, 2007 has been prepared as if the U.S. Graphics acquisition had occurred on January 1, 2007.

These unaudited pro forma consolidated condensed financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the transaction been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma combined statement of operations due to changes in prices, future transactions and other factors. These statements should be read in conjunction with our audited consolidated financial statements and the related notes for the year ended December 31, 2007 included in our 2007 Form 10-K, the current report on Form 10-Q filed on August 11, 2008, and the audited and unaudited financial statements of US Graphics included herein. The pro forma adjustments, as described in the notes to unaudited pro forma consolidated condensed financial statements, are based upon available information and certain assumptions that our management believes are reasonable.

Hirsch International Corp. & Subsidiaries

Proforma Consolidated Condensed Balance Sheet (Unaudited)

June 30, 2008

(in thousands)

	Hirsch	U.S. Graphics	Pro Forma Adjustments	Notes	Hirsch and U.S. Graphics Pro Forma Condolidated
ASSETS
Current Assets:

Cash and cash equivalents	$8,373	$81	(560)	b,c	7,894

Restricted cash	2,403	—			2,403

Accounts Receivable, net	5,028	258			5,286

Income tax receivable	—	430			430

Inventories	10,681	1,108	80	d	11,869

Other current assets	573	146			719

Total current assets	27,058	2,023	(480)		28,601

Property, plant and equipment, net	982	484	(120)	i	1,346

Goodwill			1,502	a	1,502

Intangible assets		183	240	e	423

Other assets	37				37

Total Assets	$28,077	$2,690	1,142		31,909
LIABILITIES
Current liabilities:

Accounts payable and accrued expenses	$9,280	3,924	(1,600)	f,h	11,604

Revolving credit line	—	1,200	(1,200)	g	—

Capitalized termination obligation	60	—			60

Customer deposits	583	728			1,311

Other current liabilities	24	659			683

Total current liabilities	9,947	6,511	(2,800)		13,658

Long term liabilities	—	12			12

Deferred income taxes			109	j	109

Total liabilities	9,947	6,523	(2,691)		13,779

COMMITMENTS AND CONTIGENCIES

STOCKHOLDERS’ EQUITY

Preferred Stock	—	—			—
Class A common stock	102	—			102
Class B common stock	4	—			4
Additional paid-in capital	43,202	784	(784)	k	43,202
Accumulated deficit	(23,181)	(4,617)	4,617	k	(23,181)

Less: Treasury Class A Common Stock at cost	1,997	—			1,997

Total stockholders’ equity	18,130	(3,833)	3,833		18,130

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,077	$2,690	1,142		31,909

See notes to pro forma consolidated condensed financial statements

Hirsch International Corp. & Subsidiaries

Proforma Consolidated Condensed Statement of Operations (Unaudited)

Six Months Ended June 30, 2008

(in thousands, except for per share data)	Hirsch	U.S. Graphics	Pro forma Adjustments		Pro forma Consolidated

Net sales	$21,880	$5,378			$ 27,258

Cost of sales	14,539	3,631			18,170

Gross profit	7,341	1,747			9,088

Operating expenses	9,123	3,169	80	l,o	12,372

Operating loss	(1,782)	(1,422)	(80)		(3,284)

Other income
Interest expense	—	(58)	28	m	(30)
Interest and other income	144	91	(38)	n	197
Total other income	144	33	(10)		167

Loss before income tax provision	(1,638)	(1,389)	(90)		(3,117)

Income tax provision	9	—		r	9

Net loss	$(1,647)	$(1,389)	(90)		$(3,126)

Loss per share
Basic	$(0.17)				$(0.33)
Diluted	$(0.17)				$(0.33)

Weighted average number of shares in the calculation of earnings per share
Basic	9,478				9,478
Diluted	9,478				9,478

See notes to pro forma consolidated condensed financial statements

Hirsch International Corp. & Subsidiaries

Proforma Consolidated Condensed Statement of Operations (Unaudited)

Year Ended December 31, 2007

(in thousands, except for per share data)	Hirsch	US Graphics	Pro forma Adjustments		Pro forma Consolidated

Net sales	$52,619	$17,926			$70,545

Cost of sales	32,940	12,407	80	p	45,427

Gross profit	19,679	5,519	(80)		25,118

Operating expenses	17,779	6,389	23	l,o	24,191

Operating income (loss)	1,900	(870)	(103)		927

Other income
Interest expense	(12)	(89)	82	m	(19)
Interest and other income	357	1	(76)	n	282
Total other income (expense)	345	(88)	6		263

Income (loss) before income tax provision	2,245	(958)	(97)		1,190

Income tax provision	158	—		r	158

Net income (loss)	$2,087	$(958)	(97)		$1,032

Income per share
Basic	$0.23				$0.12
Diluted	$0.22				$0.11

Weighted average number of shares in the calculation of earnings per share
Basic	9,176				9,176
Diluted	9,511				9,511

See notes to pro forma consolidated condensed financial statements

Hirsch International Corp. & Subsidiaries
Footnotes to Unaudited Pro Forma Consolidated Condensed Balance Sheet and Statement of Operations

(a) The accompanying unaudited pro forma consolidated condensed financial statements give pro forma effect to Hirsch’s acquisition of U.S. Graphic’s stock. Total purchase consideration of $10,000 (excluding $200,000 of transaction fees and expenses) consisted of the assumption of $3.4 million of U.S. Graphic’s indebtedness. The $10,000 cash portion of the purchase consideration and $200,000 in transaction fees and expenses were financed by cash reserves.

The acquisition will be accounted for under the purchase method of accounting. Accordingly, the amount of the consideration paid is allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The unaudited pro forma consolidated condensed financial statements reflect the preliminary allocation of the excess of such consideration paid over net assets acquired to goodwill and certain identifiable intangible assets, (including trade name, non-competition agreements and customer relationships) with an estimated weighted average life of 3 years. The final purchase price allocation may be adjusted upon completion of the final valuation study and may differ materially from the information presented herein.

The following is a summary of the proforma purchase price allocation as of June 30, 2008 (in thousands):

Purchase Price Paid

Cash paid	$10
Acquisition costs	200
Liabilities assumed	4,073
4,283

Less: tangible assets acquired	(2,570)

$1,713
Allocation of Purchase Price:

Increase in fair value of inventory	$80
Intangible assets	240
Long term deferred tax liability	(109)
Goodwill	1,502

Total Purchase Price	$1,713

(b) To record cash paid of $10,000 to purchase stock of U.S. Graphics.

(c) To record cash paid of $550,000 by Hirsch to pay off credit line which was paid at acquisition date.

(d) To reflect increase in inventory due to step up in fair value of $80,000 as required by purchase accounting.

(e) To record intangible assets acquired at fair value, such adjustment is based on management’s estimated valuation of the assets acquired and is subject to change upon completion of a formal valuation.

(f) To accrue additional transactions costs of $200,000 incurred by Hirsch that were not paid by at the date of acquisition.

(g) To reflect forgiveness of debt of approximately $650,000 and payment by Hirsch of credit line of $550,000 at the date of acquisition.

(h) To record vendor concessions on Accounts Payable of $1,800,000.

(i) To reflect assets written off subsequent to June 30, 2008 of $120,000 due to the abandonment of the assets.

(j) Reflects an adjustment to record a deferred tax liability of $109,000 resulting from the difference between the tax and book basis of intangible assets when the fair value of the acquisition was booked for purchase accounting.

(k) To eliminate U.S. Graphics shareholders’ equity of $3,833,000.

(l) To reflect amortization expense of $36,000 and $120,000 for the six months ended June 30, 2008 and the year ended December 31, 2007 for definite lived intangible assets acquired on an accelerated method over a period of 3 years which appropriately reflects the economic benefit of the intangible asset. Such adjustment is based on management’s estimated valuation of the assets acquired and is subject to change upon completion of a formal valuation.

(m) To reverse interest expense of $28,000 and $82,000 for the six months ended June 30, 2008 and the year ended December 31, 2007 on U.S Graphics to reflect the cancellation of the credit line which was paid off at acquisition date.

(n) To reverse interest income of $38,000 and $76,000 for the six months ended June 30, 2008 and the year ended December 31, 2007 on cash used to fund the acquisition at an interest rate of 1%.

(o) To record an increase of $44,000 for the six months ended June 30, 2008 and a decrease of $97,000 for the year ended December 31, 2007	in operating expenses for salaries per an employment agreement for a U.S Graphics executive.

(p) To reflect an increase in cost of sales of $80,000 due to the step up in the value of inventory at the beginning of the year.

(q) The derivative associated with the share purchase agreement is accounted for as a free standing derivative under SFAS 150. Accordingly, it will be initially valued at fair value and re-valued at fair value at each balance sheet period. The derivative had no value at the acquisition date due to the put and the call being based on earnings and net book value which are zero.

(r) On a consolidated proforma basis, the Company had a net loss of $2,493,000 for the six months ended June 30, 2008 and net income of $1,032,000 for the year ended December 31, 2007. The Company has substantial net operating loss carryforwards to offset any income taxes and thus no current provision or benefit for taxes has been recorded except for minimum taxes.

(s) There is no minority interest provided since the minority shareholder will not provide additional funding.